Exhibit 99.1

Media Contact	IR Contact
Aspen Technology, Inc.	ICR Inc. for AspenTech
Lucy Millington	Brian Denyeau
Lucy.Millington@AspenTech.com	Brian.Denyeau@ICRInc.com

Aspen Technology, Inc. Appoints Amar Hanspal to Its Board of Directors

BEDFORD, Mass. - July 23, 2020 - Aspen Technology, Inc. (NASDAQ: AZPN),a global leader in asset optimization software, announced that Amar Hanspal joined the Aspen Technology board of directors on July 22. As previously communicated, Adriana Karaboutis also joined the board on July 22nd.

Hanspal is currently Chief Executive Officer at Bright Machines, which focuses on factory automation combining robotics, machine vision and machine learning software. Throughout his career, Hanspal has driven digital transformation at a global scale for brands that include Autodesk, Inc. and RedSpark. As co-CEO at Autodesk, Hanspal was instrumental in transitioning the company from an on-premise technology and software licensing model to a SaaS-based products and subscription model. Prior to his time as co-CEO, Hanspal held roles at Autodesk that included Chief Product Officer, Senior Vice President of Platform Solutions and Emerging Business, and Vice President of Collaboration Solutions.

Before Autodesk, Hanspal was the Co-Founder and Vice President of Marketing and Business Development for RedSpark, which focused on collaborative product development applications for the discrete manufacturing industry.

Hanspal has more than 30 years of experience driving innovation and operational excellence through a combination of strategic team leadership, high-performance execution and go-to-market focus.

“The manufacturing industry is at a critical juncture. Those manufacturers that seize the opportunities presented by digital transformation will set the course for future success. I am thrilled to be joining the board of directors of Aspen Technology, whose vision for artificial intelligence-driven automation is re-defining the process industries. I look forward to working with its board and advising the company as it continues to drive the digital transformation of industry,” said Hanspal.

“We are very excited to welcome Amar Hanspal to our board of directors. His track record and experience in bringing innovative thinking to established industries complements the experience of our existing board members,” added Antonio Pietri, President, CEO and board member of Aspen Technology. “We look forward to bringing his deep understanding of the industrial and machine learning software markets to our strategic discussions.”

Hanspal holds a bachelor’s degree in mechanical engineering from Bombay University and a master’s degree in mechanical engineering from State University of New York at Stony Brook. He has also completed the executive managerial program at Stanford University.

In addition to serving as an independent board member for Aspen Technology, Hanspal serves on the board of BeyondTrust.

About Aspen Technology

Aspen Technology (AspenTech) is a global leader in asset optimization software. Its solutions address complex, industrial environments where it is critical to optimize the asset design, operation and maintenance lifecycle. AspenTech uniquely combines decades of process modelling expertise with artificial intelligence. Its purpose-built software platform automates knowledge work and builds sustainable competitive advantage by delivering high returns over the entire asset lifecycle. As a result, companies in capital-intensive industries can maximize uptime and push the limits of performance, running their assets safer, greener, longer and faster. Visit AspenTech.com to find out more.

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